Exhibit 5.1

2000 PENNSYLVANIA AVE., NW WASHINGTON, D.C. 20006-1888 TELEPHONE: 202.887.1500 FACSIMILE: 202.887.0763 WWW.MOFO.COM

MORRISON FOERSTER LLP

NEW YORK, SAN FRANCISCO,

LOS ANGELES, PALO ALTO,

SACRAMENTO, SAN DIEGO,

DENVER, NORTHERN VIRGINIA,

WASHINGTON, D.C.

TOKYO, LONDON, BERLIN, BRUSSELS,

BEIJING, SHANGHAI, HONG KONG,

SINGAPORE

May 5, 2015

Board of Directors

Armada Hoffler Properties, Inc.

222 Central Park Avenue, Suite 2100

Virginia Beach, Virginia 23462

Re: Proposed Sale of Up to $50 million of Common Stock under Registration Statement on Form S-3 (File No. 333-196473)

Ladies and Gentlemen:

We are acting as counsel to Armada Hoffler Properties, Inc. a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company from time to time of shares of the Company’s common stock, $0.01 par value per share, having an aggregate offering price of up to $50,000,000 (the “Shares”), pursuant to a prospectus supplement dated May 5, 2015 and the accompanying base prospectus dated June 11, 2014 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective Registration Statement on Form S-3 (File No. 333-196473) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold by the Company pursuant to the terms of (i) an ATM Equity OfferingSM Sales Agreement, dated May 5, 2015 (the “Merrill Lynch Sales Agreement”), by and among the Company, the Operating Partnership and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and (ii) an ATM Equity OfferingSM Sales Agreement, dated May 5, 2015 (the “Baird Sales Agreement”, and together with the Merrill Lynch Sales Agreement, the “Sales Agreements”) by and among the Company, the Operating Partnership and Robert W. Baird & Co. Incorporated (together with Merrill Lynch, the “Sales Agents”) and in the manner described in the Registration Statement and the Prospectus. The Shares will be issued from time to time in public offerings at market or negotiated prices under Rule 415 of the 1933 Act.

As counsel for the Company, we have examined the Sales Agency Agreement, the Registration Statement, the Prospectus, Company’s Articles of Amendment and Restatement (the “Charter”) and the Company’s bylaws, as well as originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement. We have further assumed that, upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, it is our opinion that, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus, the Sales Agreements and resolutions of the Board of Directors or a duly authorized committee thereof, the Shares will be validly issued, fully paid and nonassessable.

This opinion is furnished to you in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein.

We hereby consent to the filing of this opinion as an exhibit to the above-described Current Report on Form 8-K and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated by the Commission.

Very truly yours,

/s/ MORRISON & FOERSTER LLP